UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2013

______________________RBC Life Sciences, Inc.______________________ (Exact name of registrant as specified in its charter)
_______NEVADA_______ (State or other jurisdiction of incorporation)	_______000-50417_________ (Commission File Number)	_______91-2015186________ (IRS Employer Identification No.)
2301 CROWN COURT, IRVING, TEXAS (Address of principal executive offices)		____________75038_____________ (Zip Code)
Registrant's telephone number, including area code __________972-893-4000______________
__________________________N/A____________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2013, RBC Life Sciences, Inc. (the "Company") and Clinton H. Howard entered into an Employment Agreement (the "Agreement") providing for compensation and related benefits to Mr. Howard in connection with his employment as Chief Executive Officer of the Company. Under the Agreement, Mr. Howard will receive an annualized base salary of $301,000 and will be eligible to participate in any discretionary cash incentive plan which may be adopted by the Compensation Committee of the Company's Board of Directors.

Under the Agreement, Mr. Howard will be entitled to five weeks of paid time off and will receive reimbursement for the cost of supplemental Medicare coverage. The Agreement is for an initial term beginning on January 1, 2014 and ending on December 31, 2014, with an automatic one-year renewal term, unless either party provides notice to the other 60 days prior to the last day of the initial term or subsequent renewal term. Upon termination of employment by the Company without Cause or by Mr. Howard for Good Reason (as such terms are defined in the Agreement), Mr. Howard would be entitled to receive (i) a lump sum payment for accrued, unused paid time off and (ii) the greater of (a) his monthly base salary through the last day of the then current term or (b) his monthly base salary for a period of six months, in each case payable over a period of 12 months.

Upon termination of Mr. Howard's employment for any reason other than cause, death or disability, the Company will retain Mr. Howard as a consultant for a period of 36 months, commencing on the first day of the month following the date that Mr. Howard's employment terminates. In consideration for Mr. Howard's services as a consultant, he will receive $14,433 per month during the consulting period.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2013

RBC Life Sciences, Inc.

By: /s/ Richard S. Jablonski
Name: Richard S. Jablonski
Title: Vice President - Finance & Chief Financial Officer